Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Reports Third Quarter 2005

Financial Results

Refocused operations leads to significant cost reductions while maintaining

XYOTAX™ registration and pixantrone development timelines

Nov. 14, 2005 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) reported financial results for the third quarter ended September 30, 2005. Total revenues for the quarter were $1.3 million, including TRISENOX® net sales of $1.2 million, which were recorded prior to the closing of the divestiture to Cephalon on July 18. CTI reported a net loss for the quarter of $8.5 million ($0.13 per share), after giving effect to a gain of $30.5 million on TRISENOX divestiture, compared to a net loss of $34.9 million ($0.62 per share) for the same period in 2004. The Company ended the quarter with approximately $41 million in cash and cash equivalents, securities available-for-sale, and interest receivable.

“We are pleased to see the positive impact our refocusing efforts are having on both cost reductions and the efficiency of our operations in our Seattle and Bresso facilities. The Company is focused on our regulatory filings for XYOTAX and advancing pixantrone to the phase III interim analysis, two important milestones for CTI in 2006,” stated James A. Bianco, M.D., President and CEO of CTI. “With a reduced burn rate, achievable development goals, and a strengthened balance sheet, this has been a very productive quarter.”

Recent Highlights

•	Completed the divestiture of TRISENOX to Cephalon for approximately $68 million in cash, subject to a working capital adjustment, or approximately $28 million after repayment of the amount owed to PharmaBio Development, Inc., plus up to an additional $100 million in potential future sales and regulatory milestones

•	Completed an $82 million convertible senior notes offering and retired $38.4 million of outstanding 5.75% and 4% convertible senior subordinated notes through an equity exchange

•	Appointed Stonefield Josephson, Inc. as independent registered public accounting firm

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Page 2 of 2	CTI 3Q05 Financials

•	Appointed John Bauer, Former Nintendo of America, Inc. Executive Vice President of Finance, as new board member and Chair of the Company’s Audit Committee and appointed Phil Nudelman as Chairman of the Board

•	Announced XYOTAX patent allowance in Japan, which will provide exclusivity until 2018

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of XYOTAX and pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with XYOTAX and pixantrone in particular including, without limitation, the potential failure of XYOTAX to prove safe and effective or be approved for treatment of non-small cell lung cancer, the potential failure of pixantrone to prove safe and effective for treatment of relapsed, aggressive non-Hodgkin’s lymphoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling XYOTAX and pixantrone, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4434 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Media Cell Therapeutics, Inc. Susan Callahan T: 206.272.4472 F: 206.272.4434 E: media@ctiseattle.com www.cticseattle.com/media.htm

Cell Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Product sales	$1,190	$8,424	$14,599	$20,224
License and contract revenue	101	245	300	1,240

Total revenues	1,291	8,669	14,899	21,464
Operating expenses:
Cost of product sold	60	430	518	858
Research and development	13,340	20,607	55,582	73,287
Selling, general and administrative	12,500	18,546	49,475	58,414
Acquired in-process research and development	—	—	—	88,120
Amortization of purchased intangibles	236	569	731	1,716
Restructuring charges and asset impairments	5,077	—	7,049	—
Gain on divestiture of TRISENOX	(30,500)	—	(30,500)	—

Total operating expenses	713	40,152	82,855	222,395

Income (Loss) from operations	578	(31,483)	(67,956)	(200,931)
Other income (expense):
Investment and other income	414	375	1,326	1,255
Interest expense	(2,955)	(2,720)	(10,842)	(8,148)
Foreign exchange gain (loss)	(104)	(1,081)	98	(937)
Loss on extinguishment of royalty obligation	(6,437)	—	(6,437)	—

Other expense, net	(9,082)	(3,426)	(15,855)	(7,830)

Net loss	$(8,504)	$(34,909)	$(83,811)	$(208,761)

Basic and diluted net loss per share	$(0.13)	$(0.62)	$(1.32)	$(4.03)

Shares used in calculation of basic and diluted net loss per share	63,515	56,204	63,385	51,820

	September 30, 2005	December 31, 2004
	(amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents, securities available-for-sale and interest receivable	$40,973	$116,020
Working capital (1)	(5,273)	95,542
Total assets	102,759	184,996
Convertible debt	190,099	190,099
Accumulated deficit	(806,595)	(722,784)
Shareholders’ deficit	(155,071)	(70,708)

(1)	Includes $39.0 million deferred gain related to the divestiture of TRISENOX and certain proteasome assets.